EXHIBIT 16

                      CALLAHAN, JOHNSTON & ASSOCIATES, LLC
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS




October 28, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW.
Washington, D.C. 20549

Dear Sir/Madam:

We have reviewed the Form 8-K regarding the resignation of Callahan, Johnston & Associates, LLC as auditors of record for Network Capital, Inc. and are in agreement with the statements made therein. We understand the Form 8-K will be filed with the Securities and Exchange Commission.

Callahan, Johnston & Associates, LLC's report on the financial statements of Network Capital, Inc. for the fiscal years ended March 31, 1998 through 2001 did not contained an adverse opinion or disclaimer of opinion, except that such reports were modified to express substantial doubt as to Network Capital, Inc.'s ability to continue as a going concern.

Callahan, Johnston & Associates, LLC has had no disagreements with Network Capital, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Callahan, Johnston & Associates, LLC would have caused us to make reference thereto in our report on the financial statements for such years.

Callahan, Johnston & Associates, LLC noted no reportable events during the fiscal year March 31, 1998 through 2001 audits. Callahan, Johnston & Associates, LLC has not been retained to audit the financial statements of Network Capital, Inc. since March 31, 2001.

Thank you again for the opportunity to have been of service to the Company. We wish you the best of luck in the future.

Sincerely,

CALLAHAN, JOHNSTON & ASSOCIATES, LLC

/s/ Scott M. Callahan

Scott M. Callahan
Certified Public Accountant




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